Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of                     , 2003 between CALGON CARBON CORPORATION (the “Company”), a Delaware corporation, and                  (“Employee”), presently residing in or near Pennsylvania,

WITNESSETH:

WHEREAS, Employee is presently employed as                      of the Company, in which capacity he(she) has contributed materially to the Company’s success;

WHEREAS, the Company wishes to assure itself of the continued availability of Employee’s services and of reasonable protection against Employee’s competing against the Company, and Employee is willing to give such assurance in return for protection against arbitrary or unjustified discharge, or change of control of Company;

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the following terms and conditions:

1. Duties and Responsibilities. Employee shall use his best energies and abilities in, and shall devote all his time during business hours to, the rendering of such services and the performance of such duties as may be assigned to him from time to time by the Company.

2. Compensation.

Employee’s base salary shall be $                 per year, which shall be reviewed from time to time and adjusted by the Company in the best interests of the Company and in accordance with Employee’s current responsibilities, paid in twelve (12) equal monthly pay periods plus applicable Company benefits. Employee shall also qualify for incentive compensation and benefits consistent with Company policies.

3. Termination for Cause.

The employment of Employee hereunder may be terminated by the Company at any time, without notice, for Employee’s (i) willful misconduct in the performance of his or her duties (other than for disability); (ii) dishonesty or breach of trust by the Employee which is demonstrably injurious to the Company or its subsidiaries; or (iii) conviction or plea of nolo contendere to a felony (a “Termination for Cause”). There will be no severance payments under a “Termination for Cause.”

4. Termination Without Cause.

If the Employee is terminated without cause, Employee will be paid eighteen months (Severance Period) salary based upon the salary Employee earned at the time of his or her termination payable in a lump sum upon the date of termination. Employee’s applicable health and welfare benefits including, but not limited to, health, dental and life insurance benefits (but not including stock or option benefits) that Employee was receiving prior to termination will be continued and maintained by the Company for a period equal to the Severance Period or until the such time as the Employee is employed by another employer and provided health and welfare benefits equal to the health and welfare benefits provided at the time of termination by the Company.

5. Change of Control Severance Payments.

In order to protect the Employee if a Change of Control occurs, the following is provided:

(a) For all purposes of this Agreement, a Change of Control shall be deemed to have occurred when (i) the Company is merged or consolidated with another corporation which is not then controlled by the Company, or (ii) a majority of the Company’s assets are sold or otherwise transferred to another such corporation or to a partnership, firm or one or more individuals not so controlled, or (iii) a majority of the members of the Company’s Board of Directors consists of persons who were not nominated for election as directors by or on behalf of the Board of Directors itself or with the express concurrence of the Board of Directors, or (iv) a single person, or a group of persons acting in concert, obtains the power to cause the nominees of such person or group to be elected as a majority of the directors of the Company.

(b) In the event of a Change of Control: (1) the Employee shall be paid in a lump sum immediately upon the occurrence of one or more of the events described in Article 5(c), an amount equal to: (i) three years of the Employee’s then current base salary plus; (ii) the Employee’s average annual bonus payable with respect to the most recent three full bonus plan years ending prior to the date of a Change of Control in a lump sum plus; (iii) an amount equal to the aggregate amount of matching contributions that would be credited to Employee under the Company’s 401K plan for the three years following the effective date of termination if the Employee were to continue to participate and make the maximum permissible contribution thereunder and the applicable rate of matching contributions during such period were to equal the average rate of match under the plan for the three years immediately prior to the effective date of termination (Change of Control Severance Compensation); (2) the Employee will be provided his normal benefits during the three year period following the occurrence of a Change of Control including, but not limited to, health, dental and life insurance benefits the Employee was receiving prior to the Change of Control (Severance Benefits) upon the occurrence of one or more of the events described in Article 5(c) ; and (3) the Employee shall be entitled to exercise all stock options and stock appreciation rights previously granted to Employee by the Company regardless of any deferred vesting or deferred exercise provisions of such stock options or stock appreciation rights.

(c) Change of Control Severance Compensation pursuant to a Change of Control hereunder shall only be payable to the Employee and Severance Benefits shall only be provided to the Employee under the following conditions:

1.	If the Employee terminates his employment during the period beginning on the first anniversary of a Change of Control and ending on or before ninety days following the first anniversary of the Change of Control by giving the Company not less than thirty (30) days notice of the Employee’s intention to terminate employment with the Company.

2.	If the Employment of the Employee is terminated by the Company other than for a Termination for Cause during the three-year period after a Change of Control.

3.	If the Employee terminates his employment for Good Reason during the three-year period after a Change of Control. Good Reason shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) a material diminution of the Employee’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee of the Company from those in effect as of one hundred eighty days prior to the Change of Control; (ii) the Company’s requiring the Employee to be based at a location in excess of thirty-five miles from the location of the Employee’s principal job location or office immediately prior to the Change of Control; (iii) a reduction in the Employee’s base salary or any material reduction by the Company of the Employee’s other compensation or benefits from that in effect immediately before the Change of Control occurred; (iv) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 13 herein; and (v) any purported termination by the Company of the Employee’s employment that is not effected pursuant to a notice of termination in writing which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and for purposes of this Agreement, no such purported termination shall be effective.

(d) No Change of Controls Severance Compensation will be made nor will Severance Benefits be provided to Employee upon termination of the employment of the Employee in a Termination for Cause after a Change of Control occurs.

6. Certain Additional Payments by the Company.

(a) Any thing in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit or payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (“Payment’), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (Code) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (“Gross-Up-Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Article 6(c), all determinations required to be made under this Article 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Company’s regular outside independent public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the effective date of termination, if applicable, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Article 6(b), shall be paid to the Employee immediately upon the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Article 6(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be immediately paid by the Company to or for the benefit of the Employee.

(c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty business days after the later of either (i) the date the Employee has actual knowledge of such claim, or (ii) thirty business days after the Internal Revenue Service issues to the Employee either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Article 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations requested or acceded to by the Employee at the Company’s request and relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt of the Employee of an amount advanced by the Company pursuant to Article 6(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Article 6(c)) immediately pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Article 6(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by such state, municipality, or subdivision with respect to receipt of such Payment, the foregoing provisions of this Article 6 shall apply, mutatis mutandis, with respect to such special tax.

7. Confidential Information, etc.

(a) Employee recognizes and acknowledges that: (i) in the course of Employee’s employment by the Company it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from the Company, the Company’s sources of supply, computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to herein as the “Confidential Information”); (ii) the Confidential

Information is the property of the Company; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (iv) it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee’s own advantage or the advantage of others.

(b) Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained (i) from soliciting of inducing any Employee of the Company or of any subsidiary of the Company (collectively, the “Company”) to leave the employ of the Company, (ii) from hiring or attempting to hire any Employee of the Company, (iii) from soliciting the trade of or trading with the customers and suppliers of the Company for any business purpose, and (iv) from competing against the Company for a reasonable period.

8. Non-compete.

(a) Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, disclose or make available to anyone for use outside the Company at any time, either during his employment by the Company or subsequent to the termination of his employment by the Company for any reason, including without limitation termination by the Company in a Termination for Cause or otherwise, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to the Company.

(b) Upon the termination of Employee’s employment by the Company or by Employee for any reason, including without limitation termination by the Company in a Termination for Cause or otherwise, Employee shall promptly deliver to the Company all originals and copies of correspondence, drawings, blueprints, financial and business records, marketing and publicity materials, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company’s customers or concerning products or processes used by the Company and, without limiting the foregoing, shall promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

(c) Employee agrees that during his employment by the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of the Company for any business purpose other than for the benefit of the Company. Employee further agrees that during the Severance Period or for a period of two years after termination of employment hereunder, whichever is longer, Employee shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company, or solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any employee of the Company.

(d) Employee covenants and agrees that during the period of Employee’s employment hereunder and during the Severance Period or for a period of two years after termination of employment hereunder, whichever is longer, Employee shall not, in any Competitive Territory, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, (i) the term “Competing Business” shall mean any person, corporation or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold by the Company at any time and from time to time during the last two years prior to the termination of Employee’s employment hereunder, and (ii) the term “Competitive Territory” shall mean the United States of America, Great Britain, Belgium, Germany, Japan and any other nation in which, to the knowledge of Employee, the Company has made or considered making such sales, either itself or through a subsidiary, affiliate or joint venture partner, during the last two years prior to the termination of Employee’s employment hereunder.

(e) Employee prior to accepting employment during the non-compete period referred to herein shall notify the Company in order to determine if the position the Employee is seeking violates this Agreement.

9. Injunctive and other relief.

(a) Employee represents that his experience and capabilities are such that the provisions of paragraphs 6 and 7 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in said paragraphs.

(b) In the event of a breach by Employee of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach whether or not the Company may also be entitled to recover damages hereunder.

(c) It is the intention of the parties that the provisions of paragraphs 6 and 7 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

10. Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three independent and impartial arbitrators. Each party shall appoint one of such arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

The place of arbitration shall be Pittsburgh, Pennsylvania. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

12. Amendments, waivers, etc. No amendment of any provision of this Agreement, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of the Company and Employee. No such amendment, postponement or waiver shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject-matter of such amendment, postponement or waiver. No failure or delay on the part of the Company or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13. Assignment. The rights and duties of the Company under this Agreement may be transferred to, and shall be binding upon, any person or company which acquires or is a successor to the Company, its business or a significant portion of the assets of the Company by merger, purchase or otherwise, and the Company shall require any such acquirer or successor by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such acquisition or succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any acquirer or successor in accordance with the operation of law and such acquirer or successor shall be deemed the “Company”, as the case may be, for purposes of this Agreement. Except as otherwise provided in this Article 13, neither the Company nor Employee may transfer any of their respective rights and duties hereunder except with the written consent of the other party hereto.

14. Interpretation, etc. The Company and Employee have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof shall arise favoring or disfavoring the Company or Employee because of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which either party would otherwise have. The article headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

15. Integration; counterparts. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

WITNESS the due execution hereof as of the date first above written.

Attest:	CALGON CARBON CORPORATION

By

[Corporate Seal]

Witness:

Leroy M. Ball	$160,000.00
Gail G. Gerono	$120,000.00
James G. Fishburne	$182,000.00
C.H.S. (Kees) Majoor	€207,835.00
Michael J. Mocniak	$180,000.00
Robert P. O’Brien	$175,000.00
John S. Stanik	$300,000.00